Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

December ___, 2016

iFresh Inc. 7 Times Square, 37th floor, New York, New York 10036

Re:	iFresh Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by iFresh Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of (i) 2,721,724 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one right, each right to acquire one-tenth of one share of Common Stock (the “Rights”), (ii) 2,588,276 shares of Common Stock, (iii) 2,721,724 shares of Common Stock underlying the Units, (iv) 1,588,276 Rights, (v) 2,721,724 Rights underlying the Units, and (vi) 431,000 shares of Common Stock underlying the Rights.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based on the foregoing, we are of the opinion that:

1.	The Units and the shares of Common Stock underlying the Units have been duly authorized, validly issued and fully paid and are non-assessable.

2.	The Rights are valid and binding obligations of the Company.

3.	The shares of Common Stock underlying the Rights, when duly issued and delivered upon conversion of the Rights as contemplated by the Rights Agreement dated August 12, 2015 by and between E-compass Acquisition Corp. and Continental Stock Transfer & Trust Company, will be fully paid and non-assessable.

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iFresh Inc. December ___, 2016 Page 2

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP